Exhibit 99.2

DEKANIA CORP. COMPLETES INITIAL PUBLIC OFFERING

February 7, 2007 – Philadelphia, PA – Dekania Corp. (AMEX: DEK.U) (the “Company”) announced today that it has closed its initial public offering of 9,700,000 units. The units were sold at an offering price of $10.00 per unit. Prior to the effectiveness of the public offering, the Company consummated a private placement of 250,000 units at $10.00 per unit to its sponsor, Cohen Bros. Acquisitions, LLC. Each unit issued in the initial public offering and the private placement consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock. The initial public offering and the private placement generated gross proceeds in an aggregate of $99,500,000 to the Company. Merrill Lynch & Co. and Maxim Group LLC acted as co-lead managing underwriters of the initial public offering.

Dekania Corp. is a newly organized Business Combination Company™ formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the insurance industry that are incorporated in the United States, Canada, Bermuda or the Cayman Islands and that have substantially all of their business, and all of their insurance risk, in the United States.

A registration statement relating to these units and the underlying securities was declared effective on February 1, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080, phone: 212-449-1000 or Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, phone: (800) 724-0761.

Company Contact:

David Nathaniel

Secretary and Chief Investment Officer

Tel - 646-673-8020

dnathaniel@cohenandcompany.com

www.dekaniacorp.com

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